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                                   EXHIBIT 11

                       Computation of Net Loss For Share
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                                                                                                            Nine Months Ended
                                                                 Year Ended December 31,                     September 30,
                                                     ----------------------------------------------    ----------------------------
                                                          1996              1997           1998            1997           1998
                                                     -------------     -------------   ------------   -------------  -------------
                                                                                                        (Unaudited)   (Unaudited)
Loss from Continuing Operation                                         $          -    $   (442,877)   $     (5,805)  $(16,732,147)

Loss from Discontinued Operations                     $ (3,314,094)     (11,285,237)    (11,106,826)    (10,195,343)    (5,582,166)

Preferred Stock Dividend - Discontinued Operations               -       (1,181,250)    (15,250,500)    (15,250,500)             -
                                                      ------------     ------------    ------------    ------------   ------------
Net Loss to Common Stockholders -
   Discontinued Operations                                             $(12,416,487)   $(26,800,203)   $(25,451,648)  $(22,314,313)
                                                                       ============    ============    ============   ============
Basic and Diluted Weighted Average
   Number of Common Shares Outstanding                                 $  1,804,700    $  4,711,351    $  3,796,197   $  8,647,063
                                                                       ============    ============    ============   ============

Basic and Diluted Net Loss Per Common Share -
   Continuing Operations                                               $       0.00    $      (0.09)   $       0.00   $      (1.94)
                                                                       ============    ============    ============   ============
Basic and Diluted Net Loss Per Common Share -
   Discontinued Operations                                             $      (6.88)   $      (5.59)   $      (6.70)  $      (0.65)
                                                                       ============    ============    ============   ============

Pro Forma Information (Unaudited):

   Net loss - discontinued operations                   (3,314,094)

   Pro forma tax provision                                       -
                                                      ------------
   Pro forma net loss - discontinued operations       $ (3,314,094)
                                                      ============
Net Loss Per Share Data:

   Basic and diluted weighted average number
    of common shares outstanding                           934,810
                                                      ============
   Basic and diluted net loss per share common
    share - discontinued operations                   $      (3.55)
                                                      ============

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*    In 1997, the Company adopted Statement of Financial Accounting Standards
     No. 128 "Earnings Per Share" for all applicable periods presented in the accompanying financial statements. See Note 2 to the Company's financial statements included herein.